EXHIBIT 99

CONTACTS:                                HERMANO ALBUQUERQUE
                                         Chief Executive Officer
                                         Phone: 011-55-61-314-9904
                                         E-mail:  hermano@tvfilme.com.br

                                         MORGEN-WALKE ASSOCIATES
                                         Andrea Kaimowitz/Katherine Mittelbusher
                                         Press:  Brian Maddox
                                         Phone:  (212) 850-5600
                                         E-mail:  ANDREA@MORGENWALKE.COM


FOR IMMEDIATE RELEASE



              TV FILME, INC. REPORTS FILING PLAN OF REORGANIZATION


          BRASILIA,  Brazil,  (January 26, 2000) -- TV Filme, Inc. (OTC Bulletin
Board: PYTV) reported today that it has filed this morning a voluntary petition under chapter 11 of the United States Bankruptcy Code, together with a pre-negotiated Plan of Reorganization and the Disclosure Statement relating to such Plan, with the U.S. Bankruptcy Court for the District of Delaware. A hearing for approval of the Disclosure Statement is expected to be set for late February, 2000. Following approval, ballots respecting the Plan will be circulated to those parties entitled to vote on it, and a hearing to confirm the Plan will be scheduled. Holders of more than 65% of the aggregate principal amount of TV Filme's outstanding 12-7/8% senior notes due 2004 (the "Senior Notes") have agreed to support and vote in favor of the restructuring.

          The Company's restructuring represents a consensual arrangement, pursuant to a Restructuring Agreement dated January 24, 2000, with holders of more than 65% of the Company's outstanding Senior Notes. TV Filme, Inc. expects that this restructuring will significantly reduce the Company's existing long-term debt, and enable the Company to continue the build-out of its recently acquired multi-point, multi-channel distribution systems ("MMDS") licenses. The restructuring of the Company's indebtedness provides, among other things, as follows:

          The senior noteholders will receive a $25 million cash payment and their existing notes will be converted into (i) New Senior Secured Notes in the aggregate principal amount of at least $35 million, subject to adjustment, with a five year maturity and interest of 12% per annum (interest payable-in-kind at the option of the reorganized company through the first 24 months), and (ii) 80% of the new common equity of the reorganized company. Current management will receive 15% of the new common equity, and existing common stockholders of TV

Filme, Inc. will receive 5% of the new common equity of the reorganized company in exchange for their current stake. The Plan provides that the reorganized company will be a newly-formed Cayman Islands holding company, and that the New Senior Secured Notes will be issued by ITSA - Intercontinental Telecomunicacoes Ltda., an existing Brazilian subsidiary of TV Filme.

          Hermano Studart Lins de Albuquerque, Chief Executive Officer of TV Filme, Inc. said, "We are pleased to announce the execution of this agreement with our largest bondholders and the filing of the Plan. This restructuring represents the result of important negotiations with our investors and will place TV Filme in a much stronger position."

          Mr. Albuquerque emphasized that the restructuring is being implemented at the U.S. holding company level and will not affect the Company's operations in Brazil. "We will continue to provide our customers with the highest quality of programming, service, and reliability."

          Headquartered in Brasilia, Brazil, TV Filme, Inc. is a leading provider of subscription television, data and Internet services in mid-sized markets in Brazil. The Company has established wireless cable operating systems in Brasilia, Goiania, Belem and Campina Grande, which together comprise over 1.4 million households. Also, the Company holds wireless cable licenses in the cities of Bauru, Caruaru, Franca, Porto Velho, Presidente Prudente and Uberaba, which together comprise nearly 0.4 million households. TV Filme, Inc. reports all results in U.S. dollars and prepares its financial statements in accordance with U.S. generally accepted accounting principles.

          The matters discussed in this release include forward-looking statements that involve risks and uncertainties, including the implementation of the proposed restructuring, bankruptcy court approval, and the risks detailed from time to time in TV Filme, Inc.'s reports filed with the Securities and Exchange Commission. TV Filme, Inc. undertakes no duty to update such forward-looking statements.